Exhibit 10.30

CARAUSTAR INDUSTRIES, INC.

RESTORATION PLAN

This Plan, as established by Caraustar Industries, Inc. effective as of November 22, 1996, and as thereafter amended on February 7, 2002, August 11, 2005, October 13, 2005, November 7, 2005, and is further amended and restated December 29, 2006, retroactively effective to the 1st day of January 2005 for the primary purpose of complying with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury or Internal Revenue Code guidance issued there under.

This document applies to persons separating from service after December 31, 2004.

ARTICLE 1 – PURPOSE OF PLAN

Section 1.1	Purpose: The purpose of this Plan is to provide supplemental retirement benefits to certain named Caraustar Industries, Inc. Executives. The benefits to be provided under this Plan are intended to supplement other retirement benefits provided by the Company through plans qualified under Section 401(a) of the Internal Revenue Code of 1986, nonqualified plans, and the federal Social Security system of the United States.

Section 1.2	Design: The Plan is designed to provide supplemental retirement benefits as described in Section 3.4 and is intended to be an unfunded plan providing deferred compensation for a select group of highly compensated or management employees.

ARTICLE 2 – DEFINITIONS

Section 2.1	Average Annual Compensation: The average of the Executive’s annual Compensation over the five (5) consecutive calendar years during the ten (10) most recent calendar years (including the calendar year in which the Executive’s Payment Event occurs) which produces the highest average, or, if the Executive has less than five (5) consecutive years of service, the average of the Executive’s annual Compensation for his or her full calendar years of Service.

Section 2.2	Beneficiary: The Spouse of the Executive as of his Payment Event. If the Spouse predeceases the Executive or the Executive has no Spouse, the beneficiary is the person designated by the Executive to be the beneficiary in such event, or the Executive’s estate if no person has been designated by the Executive as the beneficiary.

Section 2.3	Board: The Board of Directors of Caraustar Industries, Inc.

Section 2.4	Calculation Date: With respect to any Executive, the date on which his Payment Event occurs.

Section 2.5	Change-In-Control: means the occurrence of any one of the following events provided such event also constitutes a “change in control” within the meaning of Section 409A:

(a)

individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least two thirds ( 2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;

(b)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that such event shall not be deemed to be a Change in Control by virtue of any acquisition of Company Voting Securities (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in Section 2.5(c)), (E) pursuant to any acquisition by an Executive or any group of persons including Executive (or any entity controlled by an Executive or by any group of persons including Executive); or (F) pursuant to or in connection with a transaction (other than a Business Combination) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that such transaction does not constitute a Change in Control under this Section 2.5(b);

(c)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or for an issuance of securities in or in connection with the transaction (a “Business Combination”), unless immediately following such Business Combination (A) more than 50% of the total voting power of the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”) or, if there is no Parent Corporation, the corporation resulting from such Business Combination (the “Surviving Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan or related trust sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination that satisfies all of the criteria specified in clauses (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)	the Company acts upon a plan of complete liquidation or dissolution of the Company approved by the shareholders of the Company or effects a sale of all or substantially all of the Company’s assets approved by the shareholders of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of an acquisition or a series of acquisitions of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; however, if such person thereafter becomes the beneficial owner of additional Company Voting Securities that increase the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then be deemed to occur.

Section 2.6	Code: The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

Section 2.7	Company: Caraustar Industries, Inc.

Section 2.8

Compensation: Wages as defined in Section 3401(a) of the Code for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2)), reduced by all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits. Compensation shall also include any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includible in the Executive’s gross income under Sections 125, 402(a)(8), 402(h), or 403(b) of the Code.

Section 2.9	Compensation and Employee Benefits Committee: The Compensation and Employee Benefits Committee as established by the Board.

Section 2.10	Covered Compensation: For the Executive, the amount determined for the calendar year in which he attains or will attain his Social Security Retirement Age using the Covered Compensation Table in Internal Revenue Service Revenue Ruling 93-20 (or any successor table as updated and issued by the Internal Revenue Service from time to time) as in effect for the calendar year in which his employment with the Employer terminates. No increase in Covered Compensation shall decrease the Executive’s amount of benefits under this Plan after his Calculation Date.

Section 2.11	Early Retirement Adjustment Factor:

Age Benefit Begins	Factor	Age Benefit Begins	Factor
64.9231		59.6538
63.8462		58.6154
62.7692		57.5769
61.7308		56.5292
60.6923		55.4862

The Early Retirement Adjustment Factors are interpolated for retirement at an age in between whole ages.

Section 2.12	Early Retirement Age: The age of the Executive on the first date upon which the Executive both has attained age fifty-five (55) and has completed ten (10) or more years of Vesting Service as defined in the Retirement Plan.

Section 2.13	Employee: A participant in the Caraustar Industries, Inc. Retirement Plan or in the Caraustar Industries, Inc. Employees’ Savings Plan.

Section 2.14	Executive: A participant in the Plan as appointed by the Chief Executive Officer, upon receiving approval from the Compensation and Employee Benefits Committee.

Section 2.15	Final Average Compensation: The average annual Compensation for the three (3) consecutive calendar years in which the Executive was employed by the

Company immediately preceding his Payment Event excluding the calendar year in which his Payment Event occurs, or, if the Executive’s entire period of service with the Employer is less than three (3) consecutive calendar years, the average of this annual Compensation for his full calendar years of Service. For purposes of this Section, Compensation for any year in excess of the taxable wage base in effect at the beginning of such year shall not be taken into account.

Section 2.16	Hour of Service: Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Company as an Employee during any period of employment.

Section 2.17	Normal Retirement Age: Age sixty-five (65).

Section 2.18	Normal Retirement Date: The first day of the month coincident with or next following the date the Executive attains his Normal Retirement Age.

Section 2.19	Payment Event: With respect to any Executive, the first to occur of his Retirement Date, death, the date he Separates from Service as a result of a Total and Permanent Disability, or a Change-In-Control.

Section 2.20	Plan: The “Caraustar Industries, Inc. Restoration Plan”, as set forth herein or in any amendment hereto.

Section 2.21	Plan Administrator: The individual or committee appointed pursuant to Article 7 of the Retirement Plan, who shall have the same powers and those duties with respect to the Plan as those described in Article 7 of the Retirement Plan. The Plan Administrator is the named fiduciary for purposes of the Employee Retirement Income Security Act of 1974 as amended.

Section 2.22	Plan Year: The calendar year.

Section 2.23	Retirement Benefit: The Accrued Benefit determined in Section 3.1 multiplied by the Early Retirement Adjustment Factor if the Retirement Date precedes the Normal Retirement Date.

Section 2.24	Retirement Date: The first day of the month coincident with or next following the date the Executive attains his Early Retirement Age or Normal Retirement Age and actually terminates employment with the Company.

Section 2.25	Retirement Plan: The Caraustar Industries, Inc. Retirement Plan for the Employees of Caraustar Industries, Inc., as amended from time to time.

Section 2.26	Section 409A: Section 409A of the Code and applicable Treasury or Internal Revenue Service guidance issued thereunder.

Section 2.27

Service: An Employee shall be credited with one (1) year of Service for each Plan Year during which he completes one thousand (1,000) or more Hours of Service with the Company. An Employee shall also be credited with Service solely for purposes of determining his Accrued Benefit under Section 3.1 (but not for purposes of vesting under Section 3.4) for employment with an employer other than the Company provided the Chief Executive Officer makes a qualifying recommendation and such recommendation is endorsed by the Board’s Compensation and Employee Benefits Committee.

Section 2.28	Separation from Service: A “separation from service” within the meaning of Section 409A.

Section 2.29	Specified Employee: An Executive or a former Executive shall be a specified employee if on any date in the applicable period, he is an employee of the Company or any affiliate of the Company that would be consider a single employer with the Company under Section 414(a) or (b) of the Internal Revenue Code of 1986, as amended, (the “Code”) who was a “key employee” within the meaning of Section 416(i) of the Code (without regard to paragraph (5) thereof) at any time during the 12-month period ending on the identification date. For the period beginning January 1, 2005 and ending March 30, 2006, the identification date is December 31, 2004. Thereafter, the applicable period is each 12-month period beginning on April 1, 2006 and each subsequent April 1 and the identification date for each such period is the immediately preceding December 31. For example, for the period beginning April 1, 2006, the identification date is December 31, 2005. Specified Employees shall be determined in accordance with Section 409A.

Section 2.30	Spouse: The individual to whom the Executive is legally married as of the earlier of the Executive reaching his Retirement Date, suffering a Total and Permanent Disability (as defined in Article 1 of the Retirement Plan and in accordance with a determination made by the Social Security Administration), death, or upon the Change-In-Control of the Company.

Section 2.31	Total and Permanent Disability: The event shall have the meaning specified in Article 1 of the Retirement Plan, but limited to Social Security Administration approved disability.

ARTICLE 3 – BENEFITS

Section 3.1	Accrued Benefit: The Accrued Benefit is an annual amount payable in the form of a Life Annuity, calculated as of the Executive’s Calculation Date, equal to the product of (a) times (b) minus (c) where:

(a)	Is 1.35% of Average Annual Compensation times years of Service projected to Normal Retirement Date, offset by .65% of Final Average Compensation up to Covered Compensation times years of Service projected to Normal Retirement Date, and

(b)	Is a fraction where the numerator is years of Service as of the Calculation Date and the denominator is the greater of years of Service as of the Calculation Date or years of Service projected to Normal Retirement Date, and

(c)	Is the Executive’s accrued benefit under the Retirement Plan as of the Calculation Date, the accrued benefit under any Company paid deferred compensation arrangements as of the Calculation Date other than the Caraustar Industries, Inc. Employees’ Savings Plan (the Caraustar 401(k) Plan), and/or any other accrued benefit payable through another employer’s qualified defined benefit plan as of the Calculation Date by which the Executive has obtained additional years of Service. Notwithstanding the above, the Executive’s accrued benefit is also reduced by the actuarial equivalent of a hypothetical benefit account based on accumulating the Executive’s service-weighted retirement contributions under the Caraustar’s 401(k) Plan with interest using for each calendar year the 10-year Treasury Bond constant maturity rate, monthly average yield for the December preceding such year. Actuarial equivalence for this purpose will be on the same basis used for the optional forms of payment herein. If a benefit of another employer is offset hereunder and is not in the form of a Life Annuity payable at age 65, Caraustar’s actuary shall determine the equivalent Life Annuity at age 65 for the purpose of determining the offset amount.

Section 3.2	Forms of Benefit Payment and Election Requirements:

(a)	Normal Form of Payment: Unless otherwise elected, the form of benefit payment for a Retirement Payment under Section 3.4(a)(1) or Disability Payment under Section 3.4(a)(2) shall be a 5-year Certain Annuity. The 5-Year Certain Annuity is equal to the actuarial equivalent of the Retirement Benefit. The benefits under a 5-Year Certain annuity are payable in 60 monthly installments to the Executive while the Executive is alive and continuing to the Beneficiary for the balance of the 60 payments remaining after the death of the Executive. The amount benefit under this Normal Form of Payment and the rules for payments after the death of the Executive or the Executive’s Beneficiary will be determined in the same manner as described below for a 10-Year Certain Annuity.

The normal form of payment for a Death Payment shall be a Life Annuity. The normal form of Payment for a Change-In-Control Payment shall be a lump sum.

(b)	Optional Forms: In lieu of the Normal Form, the Executive may elect to receive his Retirement payment under Section 3.4(a)(1) in any of the following optional forms of payment. The Disability Payment under Section 3.4(a)(2) shall be paid in the same form of payment elected for the Retirement Payment. The optional forms of payment are:

(1)	10-Year Certain Annuity: The 10-Year Certain Annuity is the actuarial equivalent benefit of the Retirement Benefit. The 10-Year Certain Annuity is payable in 120 monthly installments to the Executive while the Executive is alive and continuing to the Executive’s Beneficiary for the balance of the 120 payments remaining after the death of the Executive. Such actuarial equivalent shall be determined using the mortality table prescribed in Rev. Rul. 2001-62 and the interest rate most recently used as of the benefit commencement date (or the date that would be the benefit commencement date except for Plan Section 3.4(b)) to discount this Plan’s liabilities for FAS 87 purposes.

If the Beneficiary who is receipt of monthly payments by reason of the Executive’s death, dies before a total of 120 payments have been paid to the Executive and the Beneficiary, then the present value of the remaining payments (determined using the interest rate most recently used to discount this Plan’s liabilities for FAS 87 purposes) will be paid to the Beneficiary’s estate. If the Executive’s named Beneficiary predeceases the Executive, and the Executive dies before a total of 120 monthly payments have been made to the Executive, the present value of the remaining payments (determined using the interest rate most recently used to discount this Plan’s liabilities for FAS 87 purposes) will be paid to the Executive’s estate.

(2)	Life Annuity: Equal to the Retirement Benefit payable monthly for the life of the Executive.

(3)	Joint and 50% Survivor Annuity: Equal to the actuarial equivalent of the Retirement Benefit (using the mortality table prescribed in Rev. Rul. 2001-62 and the interest rate most recently used to discount this Plan’s liabilities for FAS 87 purposes) payable monthly for the life of the Executive with a survivor annuity of half of such amount continuing for the life of the Spouse following the death of the Executive.

(4)	Joint and 100% Survivor Annuity Survivor Annuity: Equal to the actuarial equivalent of the Retirement Benefit (using the mortality table prescribed in Rev. Rul. 2001-62 and the interest rate most recently used to discount this Plan’s liabilities for FAS 87 purposes) payable monthly for the life of the Executive with a survivor annuity equal to the amount that the Executive was receiving with such amount continuing for the life of the Spouse following the death of Executive.

(c)	If the Executive elects a Joint and 50% Survivor Annuity and the Executive’s Spouse dies prior to the Executive’s commencement of benefits, his benefit automatically will be paid in a Life Annuity.

(d)	Executive’s benefit will commence on his Retirement Date. Notwithstanding the above, the Executive may elect as provided in paragraph (e) below to have his benefits commence on his Normal Retirement Date. In such case the Executive’s benefit will be computed without adjustment for early retirement.

(e)	The Executive’s election as to form of payment and the time of payment must be made in writing no later than 30 days after first becoming eligible to participate in this Plan.

Notwithstanding the above, an Executive who was participating in the Plan before January 1, 2005, may make a new election during 2005 or 2006, except that the Executive cannot make an election in 2006 that would either cause payments to be made to him in 2006 or postpone any payments that would otherwise be due to him in 2006 to 2007 or later.

An Executive who has made an election under this paragraph (e) may change such election as long as change is made not later than the last day permitted for making such election.

(f)	No Change in Election Permitted After Deadline for Elections: Except as otherwise provided in paragraph (e), once an Executive makes an election, such election may not be changed.

Section 3.3	Forfeiture of Benefit: If the Executive engages in any acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing, in each case that results in substantial harm to the business or property of the Company, he shall forfeit and be ineligible to receive any benefits under this Plan, and any benefits paid to such Executive (or Beneficiary) can be recovered by the Company. The recovery of any benefits paid to such Executive shall not preclude the Company from taking any other actions against the Executive.

Section 3.4	Benefit Payments:

(a)	If a Payment Event occurs with respect to the Executive while he is employed with the Company, then he (or his Beneficiary) shall be entitled to receive benefits as follows:

(1)

Retirement Payment: In the event that an Executive Separates from Service on or after his Early Retirement Age or Normal Retirement Age, the Executive will be paid a Retirement Benefit payable as of the Executive’s Retirement Date or, if so elected, his Normal Retirement Date, adjusted according to the form of payment elected by the Executive. If benefits are payable before the Executive’s Normal Retirement Age, such benefits shall be reduced for early commencement by multiplying the accrued benefit by the Early Retirement Adjustment Factors based on the Executive’s age on the date of commencement.

(2)	Disability Payment: In the event that an Executive Separates from Service as a result of a Total and Permanent Disability and such disability occurs prior to the Executive’s Early or Normal Retirement Date, a Retirement Benefit will be payable as of the first day of the month coincident with or next following the second anniversary of the date the Executive Separates from Service; provided, however, that an Executive may elect at least one year in advance of the second anniversary of the date he Separates from Service to defer receipt of such benefit until the first day of the month coincident with or next following the later of the seventh anniversary of the date the Executive Separates from Service or his Normal Retirement Age, but such election to defer receipt of benefits shall not be effective for twelve (12) months after the date such election is made. The form of payment shall be the same form of payment that is applicable for a Retirement Payment.

If disability benefits are payable before the Executive’s Normal Retirement Age, such benefits shall be reduced for early commencement by multiplying the accrued benefit by the Early Retirement Adjustment Factors based on the Executive’s age on the date of commencement. If the Disability Payment commences before age 55, then the benefit shall be further reduced by 1/360th for each month that the Executive’s age on date of commencement precedes age 55.

If a disabled Executive recovers from disability before his Normal or Early Retirement Age, then any disability benefits he is receiving shall cease.

(3)	Death Payment: In the event that the Executive dies before his or her Retirement Date, has five (5) or more years of Service, and has been married for at least one year prior to his death, the Spouse shall receive a Life Annuity the monthly benefit under which is equal to 50% of the monthly amount that would have been payable to the Executive under the Joint and 50% Survivor Annuity form and such amount shall be payable as of the first day of the month coincident with or next following the later of the Executive’s death or the date on which the Executive would have reached age 55. If the Spouse benefits commence before the Executive’s Normal Retirement Date, they will be reduced according to the Early Retirement Adjustment Factor based on the Executive’s age (or age the Executive would have been had he survived) on the date of benefit commencement.

If the Executive dies on or after his Retirement date and before his benefits commence, the benefits will be paid according to the form of payment applicable to the Executive.

(4)	Change-In-Control: Except as provided in Section 3.3, in the event that there is a Change-In-Control of the Company, the Executive shall become fully vested and receive an immediate lump-sum distribution on the date that is thirty (30) days after the Change in Control or, if such date is not a business day, on the immediately following business day, and the Plan shall terminate after each such Executive has been paid. The lump sum distribution shall be equal to the greater of (i) the present value of the Retirement Benefit payable in a Life Annuity calculated as of the Payment Event, or (ii) the present value of the Accrued Benefit deferred to Normal Retirement Age; with such present values being determined using the actuarial equivalent definition for lump sum payments in the Retirement Plan, including the mortality table and interest rate specified therein.

(b)	Delay for Specified Employees: Notwithstanding the above provisions of this Section 3.4, if the Executive is a Specified Employee at the time of the Payment Event, the commencement of his Retirement Payments or Disability Payments shall be delayed for a period of six months following the Executive’s date of Separation from Service. After the passage of this six-month period, the first payment thereafter shall include any payments that were missed during the six-month delay plus interest at the same interest rate used to determine an optional form of payment under this Plan as of the date of the Executive’s Separation from Service. Should the Executive die during the six-month period, any death payments under this Plan are not subject to the six-month delay rule of this paragraph.

(c)	No Hardship: No hardship withdrawals shall be permitted from this Plan.

Section 3.5	Mental or Legal Incompetence: The Company, in its sole discretion, may make distribution to the guardian or other legal representative of the Executive or Beneficiary, if the Executive or Beneficiary is determined by a court of proper jurisdiction to be mentally or legally incompetent to receive such benefit distribution. Any such distribution shall be in full and complete satisfaction of any and all claims whatsoever by or on behalf of such Executive under this Plan against the Company, the Plan Administrator, any member of the Board, other Executives or officers of the Company, other employees, shareholders and any other person acting on behalf of them.

ARTICLE 4 – MISCELLANEOUS

Section 4.1	Amendment or Termination: The Chief Executive Officer, upon receiving approval from the Compensation and Employee Benefits Committee, shall have the right to amend this Plan from time to time and to terminate this Plan at any time; provided, however, no such action shall reduce the Accrued Benefit, as of the date of such action, of any Executive whose benefits hereunder are vested, or defer the time for paying such benefits under Section 3.4.

Section 4.2	Company Liability: Nothing in this Plan shall be construed to limit in any way the right of the Company to terminate the employment of the Executive at any time; or to be evidence of any agreement or understanding, express or implied, that the Company or any affiliate company will employ the Executive in any particular position or at any particular rate or remuneration or for any particular period of time.

Section 4.3	Indemnification: The Company shall indemnify and hold harmless the Administrator, any member thereof and any employee who may act on behalf of the Company in the administration of this Plan from and against any liability, loss, cost or expense (including reasonable attorney’s fees) incurred at any time as a result of or in connection with any claims, demands, actions or causes of action of the Executive, any person claiming through or under any of them, or any other person, party or authority claiming to have an interest in this Plan or standing to act for any persons or groups having an interest in this Plan, for or on account of, any of the acts or omissions (or alleged acts or omissions) of the Administrator, any member thereof or any such employee, except to the extent resulting from such person’s willful misconduct.

Section 4.4	Tax Effects: The Company makes no warranties or representations with regard to the tax effects or results of this Plan. The Executive participating under this Plan shall be deemed to have relied upon his own tax advisors with regard to such effects.

Section 4.5	No Assignment; Binding Effect: Neither the Executive nor Beneficiary shall have the right to alienate, assign, commute or otherwise encumber his benefit for any purpose whatsoever, and any attempt to do so shall be disregarded completely as null and void. The provisions of this Plan shall be binding on the Executive and on each person who claims a benefit under him and on the Company.

Section 4.6	Self-Interest: The Executive shall not have any right to vote or decide upon any matter related directly or indirectly to him or any right to claim any benefit under this Plan.

Section 4.7	Claims Procedures: The claims procedures shall be the same as under the Retirement Plan.

Section 4.8	Construction: This Plan shall be construed in accordance with the laws of the State of Georgia. The headings and subheadings in this Plan have been inserted for convenience of reference only and are to be ignored in construction of the provisions of this Plan. In the construction of this Plan, the masculine shall include the feminine and the singular the plural wherever appropriate.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and seal this Plan as of this 29th day of December, 2006.

PLAN SPONSOR:

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Barry A. Smedstad
Title:	Vice President, Human Resource

(CORPORATE SEAL)

Attest:	/s/ Marinan R. Mays
Title:	Corporate Director Benefits

APPENDIX A

(The following provisions are applicable only to Thomas V. Brown and will supersede any respective provisions in the main document unless otherwise specified in this Appendix A. Any other provisions in the main document that have not been superseded by this Appendix A Shall also apply to Mr. Brown.)

Section 2.4	Calculation Date: June 1, 2005.

Section 2.22	Retirement Date: July 1, 2005.

Section 2.23	Retirement Plan: The Caraustar Industries, Inc. Retirement Plan for Employees of Caraustar Industries, Inc. or the Smurfit Stone Pension Plan as amended from time to time.

Section 2.24	Service: A period of employment beginning on December 7, 1962 and ending on the Employee’s Severance from Service.

Section 2.24.1	Social Security Benefit: The annual old-age or disability insurance benefit of an Employee under Title II of the Social Security Act as in effect on the date he retires or otherwise terminates employment to which the Employee is or, upon proper application, would be entitled at his Normal Retirement Age, disregarding the effect on actual entitlement of any earnings of the Employee (generally known as the “retirement test”). The Social Security Benefit shall be computed on the assumption that the Employee will receive no income after termination of employment, or Normal Retirement Age, if earlier, which would be treated as wages for purposes of the Social Security Act.

Section 3.1	Accrued Benefit: The Accrued Benefit is an annual amount of $309,338.16, expressed as a single life annuity, calculated as of the Executive’s Calculation Date, equal to the product of (A) times (B) minus (C) below, but not less than the Accrued Benefit determined under Section 3.1 of the main document.

(A)	is 1.5% of Average Annual Compensation offset by 1.5% of the Social Security Benefit, and

(B)	is years of Service (including a fraction for completed months) as of the Calculation Date, and

(C)	is the Accrued Benefit under all Retirement Plans as of the Calculation Date and the accrued benefit under any Company paid deferred Compensation arrangements as of the Calculation Date.

Section 3.3	Benefit Payments:

(a)

If a Payment Event occurs with respect to an Executive while an Executive is employed with the Company, and if such Executive’s benefits hereunder are vested, then the Executive will receive his benefits under a Fifty Percent (50%) Joint and Survivor Annuity, paid in monthly payments, with the initial annual amount being 90% of the Executive’s Accrued Benefit, and with a 10-year guaranteed period (meaning that if the Executive dies less than 10 years after the commencement of the annuity payments, the Executive’s spouse or alternate Beneficiary will nevertheless receive the initial annual amount of the annuity [ninety percent (90%) of the Accrued Benefit]).

(b)	Notwithstanding the above provisions of this Section 3.4, if the Executive is a Specified Employee at the time of the Payment Event, commencement of his Retirement Payments shall be delayed until January 1, 2006.

(c)	On or after January 1, 2006, subject to the provisions of Section 3.2, the Executive shall receive an initial payment of $162,402.52, which amount includes the aggregate of the prior six months of deferred payments since Mr. Brown’s June 1, 2005 retirement, including interest thereon at the interest rate most recently used to discount plan liabilities for FAS 87 purposes, and his regularly scheduled monthly payment of $23,200.36.